EXHIBIT 2

                            ASSET PURCHASE AGREEMENT

             This AGREEMENT is dated as of August 5, 1996 by and among NK Instruments Inc., a Delaware corporation ("NK"), Kevex
        Instruments Inc., a Delaware corporation ("New Kevex"), and Thermo Instrument Systems Inc., a Delaware corporation
        ("Thermo").

             WHEREAS, NK desires to sell all of NK's property and assets, real, personal and mixed, tangible and intangible, subject to certain liabilities, to New Kevex, and New Kevex desires to purchase such assets, and to assume such liabilities;

             NOW, THEREFORE, in consideration of the premises and mutual promises and agreements set forth herein, the parties hereto hereby agree as follows:

             1.  Purchase and Sale of Assets.

             (a) NK hereby sells, assigns, transfers, conveys, and delivers to New Kevex all of NK's property, assets and rights, real, personal and mixed, tangible and intangible (collectively, the "Assets"). In consideration for the Assets, New Kevex shall pay to NK the sum of $21,527,000 in cash (the "Purchase Price"). The Parties ackowledge and agree that such Purchase Price represents the sum of (i) the net tangible assets of NK (assumed to be $15,709,000) as of the date of NK's acquisition of the business of Kevex, Inc., a Delaware corporation, and Kevex X-ray, Inc., a California corporation (collectively, "Old Kevex"), as part of the acquisition on March 29, 1996 by Thermo and its subsidiaries of certain businesses of Fisons plc (the "Fisons Businesses") pursuant to the Amended and Restated Asset and Stock Purchase Agreement dated as of March 29, 1996 among Thermo, Thermo Electron Corporation and Fisons plc (the "Restated Agreement"), plus (ii) a percentage of the total goodwill associated with Thermo's acquisition of the Fisons Businesses equal to the sales of Old Kevex for the 1994 and 1995 fiscal years relative to the total sales of the Fisons Businesses for such years. The parties acknowledge that the purchase price paid by Thermo for the Fisons Businesses is subject to a post-closing adjustment based on the difference between the value of the net tangible assets of the Fisons Businesses as shown on the closing balance sheet dated as of March 29, 1996 (the "Closing Balance Sheet") and the target net tangible asset value provided for in the Restated Agreement. In the event of any such adjustment, the Purchase Price shall be recalculated in accordance with the third sentence of this paragraph to account for (A) any adjustment in the net tangible assets (other than cash) of NK as shown on the Closing Balance Sheet from $15,709,000, and (B) any adjustment in the total goodwill associated with Thermo's acquisition of the Fisons Businesses. If any such recalculation results in an increase in the Purchase Price, New Kevex shall pay the amount of such increase to NK, and if any such recalculation results in a decrease in the Purchase Price, NK shall pay the amount of such
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        decrease to New Kevex.  Any payment made pursuant to the
        preceding sentence shall be made within ten days after the Closing Balance Sheet has become final and shall also be accompanied by interest from the date hereof calculated as provided in Section 4.1 of the Restated Agreement.

             (b) The Assets include, but are not limited to, the following:

                  (i) all trade and other accounts receivable and notes receivable;
                  (ii) all inventories of raw materials, work in process,
                       finished goods, supplies, packaging materials, spare parts and similar items;
                  (iii)     all machinery, equipment, tools and tooling,
                       furniture, fixtures, leasehold improvements and motor vehicles;
                  (iv) all real property, leaseholds and subleaseholds in
                       real property, and easements, rights-of-way and other appurtenants thereto;
                  (v) (A) all patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent application, registrations and applications for registrations,
                       (B) all trademarks, service marks, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof,
                       (C)  all copyrights and registrations and
                       applications for registration thereof, mask works and registrations and applications for registration thereof, computer software, date and documentation, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, other proprietary rights relating to any of the foregoing (including without limitation remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions) and copies and tangible embodiments thereof;
                  (vi) all rights under contracts, agreements or
                       instruments;
                  (vii)     all claims, prepayments, refunds, causes of
                       action, choses in actions, rights of recovery,

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                       rights of setoff and rights of recoupment,
                       including all rights under warranties;
                  (viii)    all permits, licenses, registrations,
                       certificates, franchises, variances and other similar rights;
                  (ix) all books, records, accounts, ledgers, files,
                       documents, correspondence, lists (customer or otherwise), product and sales literature, drawings or specifications, employment records, manufacturing and technical manuals, advertising and promotional materials, studies, reports and other printed or written materials;
                  (x) securities, partnership, joint venture or other equity interests in any other business entity; and
                  (xi) all claims and defenses relating to any of the
                       foregoing or to the liabilities assumed by New Kevex pursuant to Section 2 below.

             2. Assumption of Liabilities. From and after the date hereof, New Kevex shall assume any and all liabilities, commitments and obligations of NK of any nature, kind and description except for the Excluded Liabilities (the "Liabilities"). "Excluded Liabilities" means all liabilities, commitments and obligations of NK or any of its subsidiaries that result from any third party claim based upon the acts or omissions of NK or such subsidiaries on or after March 29, 1996 and prior to the date hereof.

             3. Further Assurances. At the request of New Kevex at any time on or after the date hereof, NK will execute and deliver such further instruments of transfer and conveyance and take such other action as New Kevex reasonably may request effectively to assign and transfer to New Kevex any of the Assets. At the request of NK at any time on or after the date hereof, New Kevex will execute and deliver such further instruments of assumption and take such other action as NK may reasonably request effectively to assume the Liabilities.

             4. Regarding Certain Consents. Nothing in this Agreement shall be construed as an attempt to assign any contract, agreement, permit, franchise, or claim included in the Assets that is, by its term or in law, nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by NK would not, as a matter of law, pass to New Kevex as an incident of the assignments provided for by this Agreement. In order, however, to provide New Kevex the full realization and value of every contract, agreement, permit, franchise and claim of the character described in the preceding sentence, NK, on and after the date hereof by itself or by its agents, shall, at the request and expense and under the direction of New Kevex, in the name of NK or otherwise as New Kevex shall specify and as shall be permitted by law, take all such reasonable action (including without limitation the appointment

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        of New Kevex as an attorney-in-fact for NK) and do or cause to be done all such things as shall in the opinion of New Kevex be necessary or proper (a) to assure that the rights and obligations of NK under such contracts, agreements, permits, franchises, and claims shall be preserved for the benefit of New Kevex and (b) to facilitate receipt of the consideration to be received by NK in and under every such contract, agreement, permit, franchise, and claim, which consideration NK shall hold for the benefit of, and upon request of New Kevex shall deliver to, New Kevex.

             5. NK's Representations and Warranties. NK represents and warrants that:

                  (a)  Organization and Standing.  NK is a corporation
        duly organized, validly       existing and in good standing under
        the laws of the State of Delaware.

                  (b) Approval of Transactions. NK has obtained all necessary corporate authorizations and approvals, and has taken all actions required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  (c) No Conflict. Neither the execution nor delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor the fulfillment of or compliance with the terms and provisions hereof will (1) conflict with the Certificate of Incorporation or By-laws of NK, (2) violate any current provisions of law, administrative regulation, or court decree applicable to NK or (3) conflict with or result in a breach of any of the terms, conditions or provisions of or constitute default under any material agreement or instrument to which NK is a party or by which it is bound.

             6.   Kevex's Representations and Warranties.

                  (a) Organization and Standing. New Kevex is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                  (b) Approval of Transactions. New Kevex has obtained all necessary corporate authorizations and approvals, and has taken all actions required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  (c)  No Conflict.  Neither the execution nor delivery
        of this Agreement, nor the         consummation of the
        transactions herein contemplated, nor the fulfillment of or compliance with the terms and provisions hereof will
        (1) conflict with the                   Certificate of
        Incorporation or By-laws of New Kevex, (2) violate any current
        provisions          of law, administrative regulation, or court

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        decree applicable to New Kevex or (3) conflict         with or
        result in a breach of any of the terms, conditions or provisions
        of or constitute         default under any material agreement or
        instrument to which New Kevex is a party or by         which it
        is bound.

             7.   Indemnification.

                  (a) NK agrees to indemnify and hold harmless New Kevex from any and all damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions) incurred by New Kevex as a result of (i) the Excluded Liabilities, (ii) the inaccuracy of any representation or warranty contained in Section 5 hereof or (iii) the breach by NK of any provision hereof.

                  (b) New Kevex agrees to indemnify and hold harmless NK from any and all damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions) incurred by NK as a result of (i) the Liabilities, (ii) the inaccuracy of any representation or warranty contained in Section 6 hereof, or
        (iii) the breach by New Kevex of any provision hereof.

                  (b) Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification (the "Indemnified Party") shall promptly notify the other party (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which the Indemnified Party is entitled to indemnification hereunder without the prior consent of the Indemnifying Party, unless suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 7(c) of this Agreement.

                  (c) In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the

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        defense of any such claim or litigation resulting therefrom within 30 days after the date the Indemnifying Party is notified of such claim pursuant to Paragraph 7(b) hereof, (i) the Indemnified Party may defend against such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as are appropriate in the Indemnified Party's reasonable judgment, and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.

             8. Restated Agreement. NK and Thermo hereby assign to New Kevex, and New Kevex hereby accepts and asssumes, their respective rights and obligations under the Restated Agreement, and any agreements or instruments excuted by NK or Thermo in connection therewith, but only to the extent such rights and obligations relate primarily to the business and assets hereby transferred to New Kevex. In furtherance of the foregoing, New Kevex may enforce, in its own name and in the name and on behalf of NK or Thermo, any of the rights of Thermo under Section 11 of the Restated Agreement, and, if requested by New Kevex, NK and Thermo shall take such actions, at their own expense, as New Kevex shall reasonably request in order that New Kevex shall have the full rights and benefits granted to it under this Section 8.

             9. Transfer and Sales Tax. Notwithstanding any provisions of law to the contrary, NK shall be responsible for and shall pay
        (a) all sales and transfer taxes, and (b) all governmental charges, if any, upon the sale or transfer of any of the Assets.

             10. Effective Date. The transfer of the Assets shall be deemed to be effective as of the date hereof.

             11. Captions. The captions and headings to the various sections, paragraphs and exhibits of this Agreement are for convenience of reference only and shall not affect or control the meaning or interpretation of any of the provisions of this Agreement.

             12. Integration. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein.

             13. Notice of Communication. Any notice or other communication shall be in writing and shall be personally delivered, or sent by overnight or second day courier or by first class mail, return receipt requested, to the party to whom such notice or other communication is to be given or made at such party's address set forth below, or to such other address as such party shall designate by written notice to the other party as follows:

             If to NK or Thermo Instrument Systems Inc.:

                  Thermo Instrument Systems Inc.

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                  c/o Thermo Electron Corporation
                  81 Wyman Street
                  P.O. Box 9046
                  Waltham, MA  02445-9046
                  Attn: General Counsel

             If to New Kevex:

                  Kevex Instruments Inc.
                  c/o ThermoSpectra Corporation
                  81 Wyman Street
                  P.O. Box 9046
                  Waltham, MA  02445-9046
                  Attn: General Counsel

        provided that any notice of change of address, and any notice or other communication given otherwise than as specified above shall be effective only upon receipt; and further that any presumption of receipt by the addressee shall be inoperable during the period of any interruption in Postal Service.

             14. Survival of Representations and Warranties. All representations and warranties made by NK or New Kevex in this Agreement shall survive the execution and delivery of this Agreement.

             15. Governing Law; Assignment. This Agreement is to be construed, interpreted, applied and governed in all respects in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions, is to take effect as a sealed instrument, is binding upon and inures to the benefit of the parties hereto and their respect successors and assigns and may be canceled, modified or amended only by a written instrument executed by NK and New Kevex. No party hereto may assign its rights hereunder without prior written consent of the other party.









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             16.  Guaranty.  Thermo hereby unconditionally guarantees all of the obligations of NK under this Agreement.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                 NK INSTRUMENTS INC.


                                 By   /s/Earl R. Lewis
                                      ----------------
                                      President

                                 KEVEX INSTRUMENTS INC.


                                 By  /s/Theo Melas-Kyriazi
                                   -----------------------
                                      Theo Melas-Kyriazi
                                      Vice President


                                 THERMO INSTRUMENT SYSTEMS INC.



                                 By:/s/Earl R. Lewis
                                    ----------------
                                      Earl R. Lewis
                                      Executive Vice President and
                                      Chief Operating Officer